Exhibit 10.8

Satsuma Pharmaceuticals, Inc.

June 12, 2017

Detlef F. Albrecht, M.D.

***

Dear Detlef:

I am pleased to offer you a position with Satsuma Pharmaceuticals, Inc. (the “Company”), as its Chief Medical Officer (“CMO”) reporting to the Company’s President and Chief Executive Officer (the “CEO”). Unless otherwise defined in the letter, capitalized terms will have the meanings set forth in Appendix A. If you accept our offer, your first day of employment will be June 19, 2017 (the day you actually commence employment hereunder, the “Start Date”).

1.    Duties. As CMO, you will have such duties and responsibilities commensurate with those customarily associated with that position, including such duties and responsibilities as reasonably assigned by the CEO. You will devote substantially all of your time, attention and skill to such duties, except during any paid vacation and other excused absence periods, and will use your best efforts to promote the success of the business of the Company.

For the duration of your term of employment with the Company, you agree not to (a) actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration or (b) render commercial or professional services of any nature to any person or organization, whether or not for compensation, in each case, without the prior approval of the CEO.

2.    Base Salary. You will receive an initial annual base salary of $340,000. The CEO will review your salary annually and you will be eligible for salary increases subject to requisite approvals, including those of the CEO and Satsuma Pharrnaceutical’s Board of Directors (the “Board”). Your annual base salary will be paid, less applicable withholdings, in accordance with the Company’s normal payroll procedures.

3.    Annual Performance Bonus and Signing Bonus. You also will be eligible to receive an annual target bonus of 15% of your annual base salary for 2017, and for each year thereafter 30% of your annual base salary, upon achievement of performance objectives to be determined by the CEO and Board (the “Bonus”). Following the end of the each calendar year, the Board, in its discretion, will determine the extent to which the performance objectives relating to the Bonus for that year were achieved and the extent to which the Bonus becomes earned for that year. In order to be eligible to receive a Bonus, you must be employed through the date the Board makes its determination to what extent the performance goals have been achieved and the amount of the Bonus to which you will be entitled, which the Board will make its determination no later than April 1 of the calendar year following the calendar year to which the Bonus relates. Any Bonus, or portion thereof, will be paid, less applicable withholdings, as soon as practicable after the Board makes its determination of the extent to which the Bonus has been earned, but in no event later than May 1 following the calendar year in which the Board makes its determination as to the extent a Bonus has been earned (if at all). Upon receiving from you a final signed version of this Employment Letter, the Company shall as soon as practicable pay to you a signing bonus in the amount of $51,000, less any applicable withholdings (the “Signing Bonus”). Should you resign from the Company before the first anniversary of the Start Date, you shall, within 30 days of the date of such resignation, repay to the Company the full amount of the Signing Bonus.

4.    Employee Benefits. You also will be eligible to receive certain employee benefits that the Company may establish from time to time for its other employees, subject to the eligibility requirements of the applicable benefit plans. You will also be entitled to a minimum of twenty (20) days paid time-off each year, subject to the terms of the Company’s paid time off policy as in effect from time to time. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary (though certain modifications may trigger your rights to resign for Good Reason, described below).

5.    Expenses. You will be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

6.    Stock Option Grant. In addition, if you decide to join the Company, it will be recommended that the Board grant you an award of 240,000 common stock options that vest according to the following schedule and subject to you continuing to provide services to the Company through each vesting date:

(a)    25% cliff vest upon one year anniversary of issuance

(b)    1/36th of the remaining options will begin vesting each month following the one year anniversary of issuance

7.    Termination other than for Cause, death or Disability outside the Change in Control Period. If , outside of the Change in Control Period, the Company terminates your employment other than for Cause, death or Disability, then, provided you deliver to the Company a customary separation agreement and release of claims related to your employment with the Company in a form reasonably satisfactory to the Company (the “Release”) that becomes effective and irrevocable within 60 days of the date your employment with the Company terminates, you will be entitled to receive, subject to the terms of Appendix A:

(a)    continuing payments of your base salary, as then in effect, less applicable withholdings and in accordance with the Company’s normal payroll procedures, for a period of six (6) months from the date your employment with the Company terminates with the first payment to made within 10 days following the effective date of the Release (and include any payments that otherwise would have been paid to you between your termination date and the effective date of the Release under the Company’s normal payroll cycle), with any remaining payments paid in accordance with the Company’s normal payroll practices for the remainder of the 6-month period following your termination of employment (subject to any delay as may be required for compliance with Section 409A in accordance with Appendix A);

(b)    reimbursement for the cost of continuation of health coverage for you and your eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) until the earlier of (i) six (6) months following your termination of employment or (ii) the date you and your eligible dependents are no longer eligible for COBRA; provided, however, if, at the time of your termination of employment, the Company determines that providing the COBRA reimbursement in this paragraph would result in a violation of law or an excise tax to the Company, then the Company instead will pay a lump sum payment, grossed up to an amount that mitigates the effect of any applicable tax withholding obligations that arise with respect to the payment, equal to six (6) months of your estimated COBRA premiums, less applicable withholdings, within 10 days following the effective date of the Release (subject to any delay as may be required for compliance with Section 409A).

8.    Termination other than for Cause, death or Disability, or Resignation for Good Reason within the Change in Control Period. If, within 12 months following a Change in Control (the “Change in Control Period”), the Company (or its successor) terminates your employment other than for Cause, death or Disability or you resign from your employment with the Company (or its successor) for Good Reason, then, provided you deliver to the Company a Release that becomes effective and irrevocable within 60 days of the date your employment with the Company (or its successor) terminates, you will be entitled to receive subject to the terms of Appendix A:

(a)    a lump-sum payment equal to six (6) months of your base salary, as then in effect, to be paid within 10 days following the effective date of the Release (subject to any delay as may be required for compliance with Section 409A);

(b)    a lump-sum payment, to be paid within 10 days following the effective date of the Release (subject to any delay as may be required for compliance with Section 409A), of an amount equal to your annual target Bonus for the year in which the termination occurs (or, if higher, your target annual Bonus as in effect immediately prior to the Change in Control), prorated to the termination date.

(c)    reimbursement for the cost of continuation of health coverage for you and your eligible dependents pursuant to the COBRA until the earlier of (i) six (6) months following your termination of employment or (ii) the date you and your eligible dependents are no longer eligible for COBRA; provided, however, if, at the time of your termination of employment, the Company (or its successor) determines that providing the COBRA reimbursement in this paragraph would result in a violation of law or an excise tax to the Company (or its successor), then the Company (or its successor) instead will pay a lump sum payment, grossed up to an amount that mitigates the effect of any applicable tax withholding obligations that arise with respect to the payment, equal to six (6) months of your estimated COBRA premiums, less applicable withholdings, within 10 days following the effective date of the Release (subject to any delay as may be required for compliance with Section 409A); and

(d)    the vesting of each equity award held by you, including, without limitation, any other stock option, restricted stock unit award or restricted stock award held by you as of your employment termination date shall be accelerated and, if applicable, become exercisable with respect to 100% of the then-unvested shares of Company common stock subject to such equity award.

(e)    For the avoidance of doubt, if you are entitled to the benefits set forth in this Section 8, you shall not also be entitled to the benefits set forth in Section 7 above.

9.    Termination for Cause, death or Disability or Resignation Without Good Reason. If your employment with the Company is terminated voluntarily by you without Good Reason or for Good Reason outside the Change in Control Period, by the Company for Cause or due to your death or Disability, then you will be entitled to receive salary and accrued but unused vacation time through the effective date of termination. Additionally, provided you have not voluntarily terminated your employment with the Company without Good Reason or the Company has not terminated your employment for Cause, you will also be entitled to receive any Bonus earned, but not yet paid, as of your date of termination (“Accrued Benefits”). Moreover, on your termination date: (i) all vesting will terminate immediately with respect to your then outstanding equity awards (unless you commence providing services as a consultant or director as of the date of such termination of employment, in which case your outstanding equity awards will be treated in accordance with the equity plan under which they are granted and the agreements evidencing any such awards); (ii) all payments of compensation by the Company to you hereunder will terminate immediately (except your Accrued Benefits); and (iii) you will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

In the event of your termination of employment with the Company, the preceding Sections 8, 9, and 10 are intended to be and are exclusive and in lieu of any other rights or remedies to which you or the Company may otherwise be entitled, whether at law, tort or contract, in equity or under this letter.

10.    Confidential Information Agreement; Compliance with Company Policies. As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information and compliance with the arbitration provisions in the event of any dispute or claim relating to or arising out of our employment relationship.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook, which the Company will soon complete and distribute.

11.    Conflicting Interests. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. The Company understands that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

12.    Proof of Eligibility to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be te1minated.

13.    Miscellaneous. The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason . Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause and with or without notice. We request that , in the event of resignation, you give the Company at least two weeks’ notice.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter (including Appendix A), along with any agreements relating to proprietary rights between you and the Company and the equity plan and stock option agreement , set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an authorized representative of the Company and you.

We look forward to your favorable reply and to working with you at the Company.

Sincerely, /s/ John Kollins
John Kollins
President & Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Detlef F. Albrecht

Printed Name:

Date:

Enclosures

Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Appendix A

ADDITIONAL TERMS TO EMPLOYMENT LETTER

Unless otherwise defined below, capitalized terms used herein will have the meanings set forth in the Agreement.

1.    Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until you have a “separation from service” (within the meaning of Section 409A) from the relevant position or positions. Similarly, no severance payable to you, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A solely pursuant to Treasury Regulation Section l.409A-l(b)(9) will be payable until you have a “separation from service” (within the meaning of Section 409A).

(b)    Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your termination of employment (other than due to death), then the Deferred Payments that are payable within the first six (6) months following your separation from service, will, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section l.409A-2(b)(2) of the Treasury Regulations.

(c)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Agreement.

(d)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section l. 409A-l (b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of this Agreement.

(e)    The provisions of this Agreement and the payments and benefits hereunder are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance or other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. The Company and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

2.    Definitions.

(a)    “Cause” means the occurrence of any of the following: (A) your willful and continued failure to perform your material duties to the Company that goes uncured after notice from the Company; (B) your willful or intentional conduct that causes or is expected to material and demonstrable injury, monetarily or otherwise, to the Company; or (C) your conviction of, or a plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof, or (y) a misdemeanor involving moral turpitude.

For purposes of the letter agreement, an act (or failure to act) will only be considered “willful” if done (or failed to be done) by you intentionally.

(b)    “Change in Control” is defined as:

(i)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “ beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)    the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iii)    the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

Further and for the avoidance of doubt, for the purposes of this letter agreement, (A) a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, or (z) it is a sale of equity securities (or securities convertible or exercisable for equity securities) by the Company primarily for capital raising purposes (an “Equity Financing”), and (B) investors in any Equity Financing shall not be deemed to be a “group” for purposes of Sections 13(d) and (g) of the Securities Exchange Act of 1934, as amended, due to their concerted action relating to the purchase of securities in an Equity Financing or due to their execution of, performance under, or enforcement of, any investor agreements entered into in connection with an Equity Financing, including, without limitation, purchase agreements, voting agreements, investor rights agreements, rights of first refusal agreements and security agreements.

(c)    “Code” is defined as the Internal Revenue Code of 1986, as amended.

(d)    “Deferred Payment” is defined as any severance pay or benefits to be paid or provided to you (or your estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits to be paid or provided to you (or your estate or beneficiaries), that in each case, when considered together, are considered deferred compensation under Section 409A.

(e)    “Disability” is defined as your inability to perform the essential functions of your position with or without reasonable accommodation for a period of 120 consecutive days because of your physical or mental impairment.

(f)    “Good Reason” means the occurrence of any of the following events or conditions, without your express written consent (which consent may be denied, withheld or delayed for any reason):

(i)    a material reduction in your duties, authority or responsibilities;

(ii)    outside of a Change of Control Period, a requirement that you report to any person who is not the CEO, unless such person or persons has duties, authority and responsibilities that are at least commensurate with those of the CEO; and within a Change of Control Period, a material change in the person or persons to whom you have reporting responsibilities that represents an adverse change from those reporting responsibilities in effect at any time within ninety (90) days preceding the date of the Change of Control or at any time thereafter; provided, however, that a Change of Control which results in the subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself be deemed to result in a material reduction in your reporting responsibilities.

(iii)    a material reduction by the Company in your annual base salary or annual bonus or incentive compensation opportunity as in effect as of the Start Date or as the same may be increased from time to time;

(iv)    a requirement by the Company that your principal place of employment to a location more than 30 miles from your principal place of employment immediately prior to his termination or the Company’s requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with travel requirements standard and customary in the industry; or

(v)    any action or inaction that constitutes an uncured, material breach by the Company of the letter agreement or any other agreement between the Company and you, or any uncured, material breach by the Company of a policy relating to the benefits to which are entitled.

You will provide notice to the Company of the condition giving rise to “Good Reason” within 90 days of the initial existence of such condition and the Company will have 30 days following such notice to remedy such condition. Your right to terminate your employment for Good Reason will not be affected by your incapacity due to physical or mental illness. Your continued employment will not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(g)    “Section 409A” is defined as Section 409A of the Code and the final regulations and any guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

(h)    “Section 409A Limit” is defined as two (2) times the 1esser of: (i) your annualized compensation based upon the annual rate of pay paid to you during the your taxable year preceding the taxable year of your separation from service as determined under Treasury Regulation Section l.409A-l(b)(9)(iii)(A)(l) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 40l(a)(l 7) of the Code for the year in which your separation from service occurred.

3.    Limitation on Payments. In the event that the severance and other payments and benefits provided for in this Agreement or otherwise payable to you (collectively, the “Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 3 of Appendix A, would be subject to the excise tax imposed by Section 4999 of the Code, then such Payments will be either:

(a)    delivered in full, or

(b)    delivered as to such lesser extent which would result in no portion of such Payments being subject to the excise tax under Code Section 4999,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Code Section 4999. If a reduction in the Payments constituting “parachute payments” is necessary so that no portion of such Payments is subject to the excise tax under Code Section 4999, the reduction will occur in the following order: (1) reduction of the cash severance payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduce; (2) cancellation of accelerated vesting of equity awards which will occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (3) reduction of continued employee benefits, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Notwithstanding the foregoing, to the extent the Company submits any Payment to the Company’s shareholders for approval in accordance with Treasury Reg. Section l.280G-1 Q&A 7, the foregoing provisions will not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by you and in the order prescribed by this section. In no event will you have any discretion with respect to the ordering of payment reductions.

A nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) will perform the foregoing calculations related to the Excise Tax. The Company will bear all expenses with respect to the determinations by the Firm required to be made hereunder. For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and you will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and you within 15 calendar days after the date on which your right to the severance benefits or other payments is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. Any good faith determinations of the Firm made hereunder will be final, binding, and conclusive upon the Company and you.